                                                                     Exhibit 8.1



                                Brown & Wood LLP
                              555 California Street
                             San Francisco, CA 94104




                                                      February 28, 2001




The Detroit Edison Securitization Funding LLC
2000 2nd Avenue, 937 WCB
Detroit, Michigan 48226-1279

                Re: The Detroit Edison Securitization Funding LLC

Ladies and Gentlemen:

         We have acted as special federal income tax counsel to the Issuer, in connection with (a) the sale to the Issuer of Detroit Edison's Securitization Property, which is the property right created by Michigan's Customer Choice and Electricity Reliability Act representing the irrevocable right of The Detroit Edison Company ("Detroit Edison") or its assignee to receive through a Securitization Bond Charge amounts sufficient to recover all of its Qualified Costs and (b) the Issuer's issuance of Securitization Bonds which are supported by Securitization Property and which are offered and sold pursuant to Registration Statement No. 333-51066 on Form S-3, as amended from time to time (the "Registration Statement").

         In connection with our engagement, we have examined and relied upon the forms of the Restated Articles of Organization of The Detroit Edison Securitization Funding LLC and the Limited Liability Company Agreement for The Detroit Edison Securitization Funding LLC included as exhibits to the Registration Statement. In addition, the opinion expressed below is based on the following assumptions:

         (a)  the Registration Statement will become effective;

         (b) the proposed transactions are consummated as contemplated in the Registration Statement;

         (c)  prior to the issuance of any series or class of Securitization
              Bonds:

              (i) all necessary orders, approvals and authorizations for the Issuer's purchase from time to time of Securitization Property from Detroit Edison in exchange for the net proceeds of Securitization Bonds will have been obtained by the Issuer;

              (ii) the Limited Liability Company Agreement of the Issuer will have been executed and delivered by an authorized representative of Detroit Edison as sole member of the Issuer;

              (iii) the Indenture will have been executed and delivered by the Issuer's authorized representative and The Bank of New York, as trustee;

              (iv) the maturity dates, the bond rates, the redemption provisions and the other terms of the Securitization Bonds being offered will be fixed in accordance with the terms of the Indenture;

              (v) the Sale Agreement between the Issuer and Detroit Edison, as Seller, will have been executed and delivered;

              (vi) the Servicing Agreement between the Issuer and Detroit Edison, as Servicer, will have been executed and delivered;

              (vii) the private letter ruling issued by the Internal Revenue Service dated December 7, 2000 addressed to Detroit Edison with respect to the issuance of the Securitization Bonds (the "Detroit Edison Private Letter Ruling") has not been revoked; and

              (viii) the Underwriting Agreement among the Issuer, Detroit Edison and the underwriters of the Securitization Bonds (the "Underwriting Agreement") will have been executed and delivered;

         (d) the Indenture will be qualified in accordance with the provisions of the Trust Indenture Act of 1939, as amended.

         Furthermore, we have, or will have, examined and considered executed originals or counterparts, or certified or other copies identified to our satisfaction as being true copies of such certificates, instruments, documents and other corporate records of each of the Issuer and Detroit Edison and matters of fact and law as we deem necessary for the purposes of the opinion expressed below, and we have assumed (i) that such documents will in all material respects conform to the descriptions provided therefor in the Registration Statement,
(ii) that such documents will not be amended and (iii) that the parties to such documents will comply with the terms thereof. Capitalized terms not otherwise defined herein have the respective meanings assigned to such terms in the Registration Statement.

         In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon statements, representations, and certifications of officers and other representatives of the Issuer, Detroit Edison, the Underwriters and others.

         In rendering our opinion, we have also considered and relied upon the Internal Revenue

Code of 1986, as amended, and administrative rulings, judicial decisions, Treasury regulations, and such other authorities as we have deemed appropriate, all as in effect as of the date hereof. In particular we have relied on the Detroit Edison Private Letter Ruling. The statutory provisions, regulations and interpretations upon which our opinion is based are subject to changes, and such changes could apply retroactively. In addition, there can be no assurance that the Internal Revenue Service will not take positions contrary to those stated in our opinion.

         We also note that the base prospectus included in the Registration Statement (the "Prospectus") and the Underwriting Agreement do not relate to a specific transaction. Accordingly, the above-referenced description of federal income tax consequences may, under certain circumstances, require modification in the context of an actual transaction.

         We express no opinions as to the laws of any jurisdiction other than the federal laws of the United States of America to the extent specifically referred to herein.

         Based upon and subject to the foregoing, we are of the following opinions:

         1. the Issuer will not be subject to United States federal income tax as an entity separate from Detroit Edison; and

         2. the statements in the Prospectus under the heading "Summary of Terms - Material Income Tax Consequences" and under the heading "Material Federal Income Tax Consequences for the Securitization Bonds" subject to the qualifications set forth therein and the assumptions stated therein, accurately describe the material federal income tax consequences under existing law to holders of the Securitization Bonds that are not U.S. persons (within the meaning of the Code), and that are U.S. persons who purchase Securitization Bonds at their original issuance.

Furthermore, subject to the qualifications and assumptions set forth therein, we hereby adopt and confirm to you our opinion as set forth under the heading "Material Income Tax Consequences for the Securitization Bonds" in the Prospectus.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to Brown & Wood LLP under the captions "Various Legal Matters Relating to the Securitization Bonds" in the Prospectus and "Material Income Tax Consequences for the Securitization Bonds" in the Prospectus.

                                       Very truly yours,


                                       /s/ Brown & Wood LLP




                                       3